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Skip to content Operations Energy and innovation Sustainability Newsroom Investors About us EMERGING VEHICLE AND FUEL TECHNOLOGY ExxonMobil and Porsche are testing advanced biofuels and renewable, lower-carbon eFuels The specially-formulated Esso Renewable Racing Fuel will be tested on the racetrack in Porsche’s high-performance motorsports engines beginning at the Porsche Mobil 1 Supercup 2021 Read the release ExxonMobil and Porsche are testing advanced biofuels and renewable, lower-carbon eFuels, as part of a new agreement to find pathways toward potential future consumer adoption. The specially-formulated Esso Renewable Racing Fuel will be tested on the racetrack in Porsche’s high-performance motorsports engines beginning at the Porsche Mobil 1 Supercup 2021 (PMSC). The first iteration of Esso Renewable Racing Fuel is a blend of primarily advanced biofuels. The second iteration will transition to eFuel as early as 2022. Why it matters The transportation sector accounts for approximately 25 percent of global energy-related CO2 emissions. While the number of new electric vehicles sold continues to grow, society must also look for new ways to reduce emissions today from internal combustion engine vehicles that will remain on the road for years to come. For example, Porsche estimates that more than 70 percent of vehicles it has ever manufactured are still on the road today. Lower emission liquid fuels, such as eFuels, have an important role to play in helping countries reach their climate goals. How does this fit into our climate strategy? This collaboration with Porsche builds on ExxonMobil’s continuing efforts to develop and deploy lower-emission energy solutions, including advanced biofuels, high-efficiency fuels and lubricants, advanced plastics and other products that can enable cars and trucks to use less fuel. This is one of the many ways that ExxonMobil is providing products to help our customers reduce emissions. What are eFuels? eFuels are synthetic fuels that can be produced using renewable electricity to generate hydrogen, and when combined with captured carbon, produce lower-carbon fuels. eFuels are a subset of fuels from renewable sources. Other names for eFuels include electrofuels, power-to-X (PtX) and power-to-liquids (PtL). The eFuel is anticipated to achieve up to 85 percent GHG emissions reduction when blended to current market fuel standards for today’s passenger vehicles.* A strong history ExxonMobil and Porsche have a strong history of working together, and our lower-emissions fuels project builds upon a 25-year lubricants collaboration focused on our advanced Mobil 1 product. The two companies have signed a new multi-year strategic collaboration agreement, recognizing that collaborations across industries and geographies are critical to developing new technology and products that address the risks of climate change. As early as 2022, the eFuel for Esso Renewable Racing Fuel will be sourced from the Haru Oni pilot project based in Chile that generates hydrogen, which is then combined with captured carbon dioxide drawn from the atmosphere to produce methanol. ExxonMobil is providing a license and support for the proprietary technology to convert the methanol to gasoline, which will result in a lower-carbon fuel. Read about the Haru Oni pilot project Related content Porsche Mobil 1 Supercup Learn more Low Carbon Solutions Learn more Advanced biofuels Learn more *The GHG emissions reduction stated here, relates to the comparison of the calculated carbon footprint of product (CFP) for the renewable components in the PMSC race fuel versus a 94 grams CO2e/MJ of EU Renewable Energy Directive II baseline comparator. Emissions reduction of up to 85% from renewable components vs. conventional are based on carbon footprint of product calculations conducted under ISO 14067 methodology, effectively referenced as a well-to-wheels boundary, taking into account the feedstock, production, transportation, and combustion related emissions to manufacture the blend of renewable components mentioned here. A functional unit of 1 MJ of fuels was used for the comparison. Careers Newsroom Investors Contact us Energy Factor Privacy center Privacy policy Terms and conditions Copyright 2003-2021 Exxon Mobil Corporation. All Rights Reserved.